ROUGE RESOURCES LTD.

FINANCIAL STATEMENTS

JANUARY 31, 2010

AUDITORS’ REPORT

To the Shareholders of Rouge Resources Ltd.

We have audited the balance sheet of Rouge Resources Ltd. as at January 31, 2010 and 2009 and the statements of operations, comprehensive loss and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

The audited financial statements at January 31, 2008 were examined by other auditors who expressed an opinion without reservation on those statements in their report dated May 28, 2008.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
May 18, 2010

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA
-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated May 18, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
May 18, 2010

AUDITORS' REPORT

To the Shareholders of
Rouge Resources Ltd (formerly Gemstar Resources Ltd.)
(An Exploration Stage Company)

We have audited the balance sheets of Rouge Resources Ltd. (formerly Gemstar Resources Ltd.) as at January 31, 2008 and 2007, and the statements of operations and deficit, and cash flows for each of the years ended January 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years ended January 31, 2008, 2007 and 2006, in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Morgan & Company”

May 28, 2008	Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders, dated May 28, 2008 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Vancouver, Canada	“Morgan & Company”

May 28, 2008	Chartered Accountants

ROUGE RESOURCES LTD.
(An Exploration Stage Company)
BALANCE SHEETS

	JANUARY 31,
	2010	2009

ASSETS
Current
Cash	$53,623	$4,856
Other receivable	1,816	2,536
	55,439	7,392

Restricted cash	6,900	6,900
Mineral Property Interests (Note 3)	105,791	85,345
Equipment (Note 4)	1,294	1,848

	$169,424	$101,485

LIABILITIES
Current
Accounts payable and accrued liabilities	$70,556	$124,648
Due to related parties (Note 5)	1,069,901	928,948
	1,140,457	1,053,596

SHAREHOLDERS’ DEFICIENCY

Share Capital (Note 6)	1,613,471	1,613,471
Share Subscriptions Received (Note 10)	100,000	-
Contributed Surplus (Note 6)	53,357	53,357
Deficit	(2,737,861)	(2,618,939)
	(971,033)	(952,111)

	$169,424	$101,485

Going concern (Note 1)
Subsequent Events (Notes 5 and 10)

Approved on behalf of the Board of Directors:

“Linda Smith”	“Darcy Krell”
Director	Director

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT

	YEARS ENDED JANUARY 31
	2010	2009	2008

General and Administration Expenses
Amortization	$554	$793	$1,132
Accounting and audit fees	32,107	53,775	32,369
Accretion on promissory note	14,007	11,871	2,331
Management fees (Note 5)	60,000	52,750	30,000
Office and general (Note 5)	40,710	29,579	33,306
Professional fees	8,232	16,280	12,793
Transfer agent and filing fees	11,308	11,632	9,198
Travel and promotion	3,685	18,655	34,671

Loss before other item	(170,603)	(195,335)	(156,658)

Other item
Accounts payable written off	51,681	-	-

Net and Comprehensive Loss	(118,922)	(195,335)	(156,658)

Deficit, Beginning	(2,618,939)	(2,423,604)	(2,266,946)

Deficit, Ending	$(2,737,861)	$(2,618,939)	$(2,423,604)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.05)	$(0.28)

Weighted Average Number of Shares Outstanding - Basic and Diluted	10,565,171	3,597,958	565,171

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	YEARS ENDED JANUARY 31
	2010	2009	2008

Cash Flows Provided by (Used In):

Operating Activities
Net and Comprehensive Loss	$(118,922)	$(195,335)	$(156,658)
Items not requiring use of cash:
Amortization	554	793	1,132
Accretion on convertible promissory note	14,007	11,871	2,331
Accounts payable written off	(51,681)	-	-
	(156,042)	(182,671)	(153,195)
Changes in operating assets and liabilities:
Other receivable	720	1,528	(4,064)
Accounts payable and accrued liabilities	(2,411)	18,570	(23,253)
	(157,733)	(162,573)	(180,512)

Investing Activities
Mineral property interests	(20,446)	(14,906)	-
Purchase of equipment	-	-	(2,662)
	(20,446)	(14,906)	(2,662)

Financing Activities
(Repayment of) advances from related parties	126,946	(323,664)	179,517
Shares subscription received	100,000	-	-
Shares issued for cash	-	500,000	-
	226,946	176,336	179,517

Increase (Decrease) in Cash during the Year	48,767	(1,143)	(3,657)

Cash, Beginning of Year	4,856	5,999	9,656

Cash, End of Year	$53,623	$4,856	$5,999

Supplemental Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2010

1.	NATURE OF OPERATIONS AND GOING CONCERN

Rouge Resources Ltd. (the “Company”) was incorporated in British Columbia, on March 31, 1998. The Company is engaged in the acquisition and exploration of mineral resource properties.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of operations. Should the Company be unable to continue as a going concern significant adjustment to asset values may be necessary. The ability of the Company to continue as a going concern is dependent upon the company raising sufficient financing to complete exploration and development activities, the discovery of economically recoverable reserves, and upon future profitable operations or proceeds from disposition of resource property interests. The Company presently, has not yet determined whether its mineral property contains economically recoverable resources. Management anticipates that the Company has sufficient current cash reserves to continue operations for the ensuing twelve months. Management is also aware that significant material uncertainties exist, related to current economic conditions that could cast significant doubt upon the entity’s ability to continue to finance its exploration activities. As a result, management plans on reducing spending in order to preserve cash and maintain liquidity until overall market conditions improve. Management is not able to assess the likelihood or timing of improvements in the equity markets for raising capital for future acquisitions or expenditures. This uncertainty represents a liquidity risk and may impact the Company’s ability to continue as a going concern in the future.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company are presented in accordance with Canadian generally accepted accounting principles (“GAAP”) and are presented in Canadian dollars.

Financial Instruments

The Company follows the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3855, “Financial Instruments”. This section prescribes when a financial instrument is to be recognized on the balance sheet and at what amount. Under Section 3855, financial instruments must be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities. All financial instruments, including derivatives, are measured at the balance sheet date at fair value except for loans and receivables, held-to-maturity investments, and other financial liabilities which are measured at amortized cost.

The Company’s financial instruments consist of cash, other receivable, accounts payable and amounts due to related parties. Cash, which is measured at its face value, representing fair value, is classified as held-for-trading. Other receivable is classified as loans and receivables and are measured at amortized cost. Accounts payable and amounts due to related parties, which are measured at amortized cost, are classified as other financial liabilities. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For the years ended January 31, 2010 and 2009, the Company has no derivatives or embedded derivatives.

Estimates, assumptions and measurement uncertainty
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from these estimates. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. The significant areas requiring the use of management estimates relate to the carrying values of long-lived assets and future income tax rates.

Comprehensive Loss
The Company follows CICA Handbook Section 1530, “Comprehensive Income”. This standard defines comprehensive loss as the change in equity from transactions and other events from non-owner sources. It establishes standards for reporting and presenting certain gains and losses not normally included in net income or loss, such as unrealized gains or losses from available-for-sale securities and gains or losses resulting from the translation of self-sustaining foreign operations. Instead, these items are presented in a statement of comprehensive income. For the years ended January 31, 2010 and 2009, the Company’s net loss equals comprehensive loss.

Mineral Property Interests
The Company records its mineral property interests at the lower of cost or estimated recoverable value. Where specific exploration programs are planned and budgeted by management, mineral exploration costs are capitalized and carried at cost until the properties to which they relate are placed into commercial production, sold, abandoned or determined by management to be impaired in value. Costs incurred for acquisition, including where applicable, option payments under acquisition agreements, are capitalized until such time as the related interest is placed into production, sold, abandoned or management has determined impairment in value.

Mineral property interests, where future cash flows are not reasonably determinable, are evaluated for impairment on a reporting period basis or as events and changes in circumstances warrant based on management’s intentions and determination of the extent to which future exploration programs are warranted and likely to be funded.

Capitalized costs for acquisition and deferred exploration represent costs incurred to date or estimated recoverable value if lower than cost. Recovery of carrying value is dependent upon future success or proceeds from disposition of the mineral interests. Upon the establishment of production, carrying values of deferred acquisition and exploration costs will be amortized over the estimated life of the resource on the unit of production method.

Impairment of Long-lived Assets
The carrying values of long-lived assets with fixed or determinable lives are reviewed for impairment whenever events or changes in circumstances indicate the recoverable value may be less than the carrying amount. Impairment determinations are based on management's estimates of undiscounted and discounted future net cash flows expected to be recovered from specific assets or groups of assets through use or future disposition. Impairment charges are recorded in the period in which determination of impairment is made by management.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Assets with indefinite or indeterminable lives are not amortized and are reviewed for impairment on a reporting period basis using management’s fair value determinations of estimated recoverable value.

Asset Retirement Obligations
The Company reviews and recognizes legal obligations associated with the retirement of tangible long-lived assets, including rights to explore or exploit natural resources. When such obligations are identified and measurable, the estimated fair values of the obligations are recognized on a systematic basis over the remaining period until the obligations are expected to be settled.

Mineral property interests related to retirement obligations are capitalized as part of deferred exploration and development costs and are accounted for in the same manner as all other capitalized costs.

Management is not aware of any significant known or anticipated liability or reclamation requirement arising from its past or current operations.

Stock-Based Compensation
The Company may grant, from time to time, stock options to executive officers, directors and consultants. The Company records all stock based awards at fair value as determined using the Black-Scholes option pricing model. All stock based awards to employees and non-employees are measured at the time of grant, or revision, and the fair value attributed is charged to operations, allocated to specific asset accounts, and recognized over the vesting period. Upon exercise, the fair value of share purchase options or specified warrants is allocated from the contributed surplus account to share capital.

Loss per Share
The Company uses the treasury stock method for the computation of loss per share. The treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments which assume that proceeds received from in-the-money stock options are used to repurchase common shares at the prevailing market rate. Basic net loss per share has been calculated using the weighted average number of shares outstanding during the year. Diluted loss per share is equal to the basic loss per share as the effect of dilutive instruments will be anti dilutive.

Future Income Taxes
Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Equipment
The Company records amortization on computer equipment using the declining balance method at a rate of 30% per annum.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CHANGES IN ACCOUNTING POLICIES

As of January 1, 2009, the Company was required to adopt the CICA Handbook Section 3064 “Goodwill and Intangible Assets”, which will replace the existing Goodwill and Intangible Assets standard. The new standard revises the requirement for recognition, measurement, presentation and disclosure of intangible assets. The adoption of this standard did not have any impact on the Company’s financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS, NOT YET ADOPTED

International Financial Reporting Standards (“IFRS”)

In 2006, the Accounting Standards Board of Canada (“AcSB”) ratified a strategic plan that will result in the convergence of Canadian GAAP, as used by publicly accountable entities, with IFRS over a transitional period. The AcSB has developed and published a detailed implementation plan, with changeover required for fiscal years beginning on or after January 1, 2011. The Company has completed a scoping study and is in the process of reviewing the impact of this initiative on its financial statements.

Other pronouncements issued by the CICA or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

3.	MINERAL PROPERTY INTERESTS

The Company staked its original claim on the Dotted Lake Property in the Thunder Mining District of the province of Ontario, Canada, in February 2003. During the year ended January 31, 2010, the Company expanded its 100% owned holdings in the Dotted Lake Property from a single 15-unit claim to ten claims of 82 units .

The Company had expended the following amounts on the Dotted Lake Property as at January 31:

	2010	2009

Mineral properties
Staking	$15,261	$4,206

Deferred exploration costs
Geological surveys	69,736	64,236
Geological consulting fees and expenses	20,794	16,903
	90,530	81,139

	$105,791	$85,345

Subsequent to the year end, the Company entered into an option agreement to purchase additional claims adjacent to the Dotted Lake Property (Note 10).

4.	EQUIPMENT

	2010	2009
Computer equipment, at cost	$5,970	$5,970
Accumulated amortization	(4,676)	(4,122)
Net Book Value	$1,294	$1,848

5.	RELATED PARTY TRANSACTIONS

a)

As at January 31, 2010, loans payable aggregating $1,069,901 (2009 - $928,948) are owing to officers of the Company and an immediate family member of an officer of the Company. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

Included in the amounts due to related parties is a convertible promissory note from an immediate family member of an officer of the Company in the amount of $41,827 (2009 - $77,820). The amount is non-interest bearing and is unsecured and the maturity date is January 1, 2011. The note was convertible into 213,510 common shares of the Company prior to maturity at the holder’s option. During the year ended January 31, 2010, $50,000 was repaid.

Subsequent to January 31, 2010, all related party loans and advances were repaid from a $1,500,000 private placement (Note 10).

	b)	The Company paid the following amounts to a director of the Company during the years ended January 31:

	2010	2009	2008
Management fees	$60,000	$52,750	$30,000
Office rent	30,000	18,000	18,000
	$90,000	$70,750	$48,000

Related party transactions are recorded at the exchange amount, which is the consideration agreed to between the related parties.

6.	SHARE CAPITAL

a)	Common Shares Authorized

Unlimited common shares without par value

Issued and outstanding

	2010		2009
	Number of	Amount	Number of	Amount
	shares		shares

Balance, beginning	10,565,171	$1,613,471	565,171	$1,113,471
Private placement @ $0.05 per share	-	-	10,000,000	500,000

	10,565,171	$1,613,471	10,565,171	$1,613,471

During the year ended January 31, 2009, the Company completed a non-brokered private placement of 10,000,000 units at $0.05 for total proceeds of $500,000. Each unit consisted of one common share and one non-transferable share purchase warrant, each warrant entitles the holder to acquire one additional common share of the Company at a price of $0.10 per share for a period of two years. No fair value was attributed to the warrants.

b)	Share Purchase Warrants

Balance,	Issued	Balance,	Exercise price	Expiry
January 31, 2009		January 31, 2010

10,000,000	-	10,000,000	$0.10	June 30, 2010

As at January 31, 2010, the weighted average remaining life of the share purchase warrants is five months and the weighted average exercise price is $0.10.

c)	Stock Option Plan

The Company’s Stock Option Plan (the “Plan”) was adopted in December 2006 and is administered under the following terms and conditions:

(i)	The maximum number of options available for grant is up to 10% of the Company’s shares outstanding at any one time; and

(ii)

Company employees, directors, officers and consultants are eligible to receive a grant of stock options provided that bona fide services have been rendered and that such services are not in connection with the offer or sale of securities in a capital-raising transaction. There is a 10% limitation of options granted in any one year to one specific employee, director or officer and a 2% annual limitation to one specific consultant;

No stock options have been granted and no stock options are outstanding at January 31, 2010 and 2009.

6.	SHARE CAPITAL (CONTINUED)

d)	Contributed Surplus

Balance, January 31, 2008	$11,576
Equity component of convertible debt	41,781

Balance, January 31, 2009 and 2010	$53,357

7.	INCOME TAXES

A reconciliation of income taxes at statutory rates to the Company’s effective income tax expense is as follows:

	2010	2009
Loss before income taxes	$118,922	$195,335
Statutory tax rate	30%	31%

Expected income tax recovery	(35,677)	(60,554)
Increase (decrease) resulting from:
Non-deductible differences	4,202	4,064
Impact of change in tax rates	31,160	118,564
Change in valuation allowance	315	(62,075)

Future income tax recovery	$-	$-

Future tax assets of the Company were comprised of the following:

	2010	2009
Non-capital losses carried-forward	$224,750	$222,560
Capital assets	490	365
Mineral properties and deferred exploration	50,000	52,000
	275,240	274,925
Less: Valuation allowance	(275,240)	(274,925)

Net future tax asset	$-	$-

As at January 31, 2010, the Company has incurred non-capital losses available for carry forward totalling $1,042,000 which expire as follows:

2015	$41,000
2016	132,000
2027	355,000
2028	152,000
2029	272,000
2030	90,000
$1,042,000

A valuation allowance has been used to offset the net benefit related to the future tax assets as a result of the uncertainty associated with the ultimate realization of these tax assets before expiry.

8.	CAPITAL MANAGEMENT

The Company manages its capital structure, consisting of cash and share capital, and makes adjustments to it depending on the funds available to the Company for acquisition and exploration of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The property in which the Company currently has interests is in the exploration stage. As such, the Company is dependent on external financing to fund its activities. In order to carry out its planned exploration and pay for on-going general and administrative expenses, the Company will use existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an on-going basis and believes that this approach, given the small size of the Company, is reasonable. The Company is not subject to externally imposed capital requirements and there were no changes in its approach to capital management during the year ended January 31, 2010.

9.	RISK MANAGEMENT

The Company is engaged in the mineral exploration business and manages related industry risk directly. The Company is potentially at risk for environmental reclamation and fluctuations and commodity-based market prices associated with resource property interests. Management is of the opinion that the Company addresses environmental risk and compliance in accordance with industry standards and specific project environmental requirements. There is no certainty that all environmental risks and contingencies have been addressed.

The Company is exposed in varying degrees to a variety of financial instrument related risks as follows:

a)

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is in its cash accounts. This risk is managed through the use of a major financial institution which has high credit quality as determined by the rating agencies.

b)

Foreign exchange risk is the risk that the Company will be subject to foreign currency fluctuations in satisfying obligations related to its foreign activities. The Company operates primary in Canada and therefore is not exposed to foreign exchange risk arising from transactions denominated in a foreign currency.

c)

Interest rate risk is the risk that the fair value of future cash flow of a financial instrument will fluctuate because of changes in market interest rate. The Company’s exposure to interest rate risk relates to its ability to earn interest income on cash balances at variable rates. The fair value of the Company’s cash account is relatively small and unaffected by changes in short term interest rates.

d)

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available capital in order to meet its third party obligations.

10.	SUBSEQUENT EVENTS

a)

On May 13, 2010, the Company announced the closing of a private placement of 30,000,000 units at a price of $0.05 per unit for proceeds of $1,500,000. As at January 31, 2010, $100,000 of this amount was recorded as subscriptions received. Each unit consists of one common share and one non-transferable share purchase warrant. Each warrant entitles the holder to acquire one additional common share of the Company at a price of $0.10 per share for a period of two years.

b)

Effective April 20, 2010, the Company entered into an option agreement to purchase two claims of the Lampson Lake Property, adjacent to the Dotted Lake Property. The Company has an option to purchase a 100% interest by making option payments totalling $60,000 over the next 3 years as follows: $7,000 upon signing the agreement (paid), $12,000 one year later, $16,000 two years later and $25,000 three years later. The property is subject to a 3% net smelter royalty.

11.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These financial statements have been prepared in accordance with Canadian GAAP which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with United States GAAP. The material differences between Canadian and US GAAP affecting the Company’s financial statements are described and quantified below.

Mineral Property Interests

Acquisition and exploration costs are accounted for in accordance with Canadian GAAP as disclosed in Note 2. For US GAAP, acquisition costs are capitalized in accordance with EITF 04-2 and reviewed for impairment on a reporting period basis. For US GAAP, exploration costs are expensed as incurred. When it has been determined that a mineral interest can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.

Equity component of convertible note

Under Canadian GAAP, companies allocate the proceeds of issuance between the convertible debt component and the embedded conversion feature based on their fair values. Under US GAAP, the convertible note should be treated solely as a liability since the embedded conversion feature has no intrinsic value and accordingly does not meet the requirements of an equity component.

11.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

a)	Effect on Balance Sheets

	2010	2009

Mineral property interests
Per Canadian GAAP	$105,791	$85,345
Deferred exploration costs written off	(101,585)	(81,139)
Per US GAAP	$4,206	$4,206

Liabilities
Per Canadian GAAP	$1,140,457	1,053,596
Equity portion of convertible note reversed	53,357	53,367
Accretion of convertible note reversed	(38,430)	(24,423)
Per US GAAP	1,155,384	1,082,530

Shareholders’ deficiency
Per Canadian GAAP	$(971,033)	$(952,111)
Deferred exploration costs written off	(101,585)	(81,139)
Equity portion of convertible note reversed	(53,357)	(53,357)
Accretion of convertible note reversed	38,430	24,423
Per US GAAP	$(1,087,545)	$(1,062,184)

b)	Effect on Statements of Operations and Deficit

	2010	2009	2008

Net and comprehensive loss for the year
Per Canadian GAAP	$(118,922)	$(195,335)	$(156,658)
Deferred exploration costs written off	(20,446)	(14,906)	-
Accretion of convertible note reversed	14,007	11,871	2,331
Per US GAAP	$(125,361)	$(198,370)	$(154,327)

Net and comprehensive loss per common
share, basic and diluted
Per Canadian GAAP	$(0.01)	$(0.05)	$(0.28)
Per US GAAP	$(0.01)	$(0.05)	$(0.28)

c)	Effect on Statements of Cash Flows

	2010	2009	2008

Cash flows used in operating activities
Per Canadian GAAP	$(157,733)	$(162,523)	$(180,512)
Deferred exploration costs written off	(20,446)	(14,906)	-
Accretion of convertible note reversed	14,007	11,871	2,331
Per US GAAP	$(164,172)	$(165,608)	$(178,181)

Cash flows used in investing activities
Per Canadian GAAP	$(20,446)	$(14,906)	$(2,662)
Deferred exploration costs written off	20,446	14,906	-
Per US GAAP	$-	$-	$(2,662)

11.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

	d)	Recently Adopted Accounting Guidance

On February 1, 2009, the Company adopted authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on business combinations. The guidance retains the fundamental requirements that the acquisition method of accounting (previously referred to as the purchase method of accounting) be used for all business combinations, but requires a number of changes, including changes in the way assets and liabilities are recognized and measured as a result of business combinations. It also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. The Company has completed no business combinations so the adoption of the new guidance did not affect our financial statements.

On February 1, 2009, the company adopted the authoritative guidance issued by the FASB that changes the accounting and reporting for non-controlling interests. Non-controlling interests are to be reported as a component of equity separate from the parent's equity, and purchases or sales of equity interests that do not result in a change in control are to be accounted for as equity transactions. In addition, net income attributable to a non-controlling interest is to be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, is to be recorded at fair value with any gain or loss recognized in net income. The adoption of the new guidance did not affect the Company’s financial statements.

During the year ended January 31, 2010, the FASB issued new codification standards which represent the source of authoritative U.S. GAAP recognized by the FASB to be applied by non- governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The codification supersedes all non-SEC accounting and reporting standards that existed before the codification. All other non-grandfathered, non-SEC accounting literature not included in the codification is non-authoritative. The new codification standards were effective for the Company’s third quarter ended October 31, 2009. The adoption of the new guidance did not affect the Company’s financial statements.

	e)	Recent Accounting Guidance Not Yet Adopted

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.